Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:  Anu Ahluwalia, NYMEX

               (212) 299-2439

   Allan Schoenberg, CME

   (312) 930-8189

NYMEX TO OFFER SIDE BY SIDE TRADING OF PHYSICALLY DELIVERED ENERGY FUTURES CONTRACTS ON CME GLOBEX® DURING OPEN OUTCRY TRADING HOURS

NEW YORK, NY, August 2, 2006 -- The New York Mercantile Exchange, Inc. announced today that it will offer its physically delivered energy futures contracts on the CME Globex electronic trading platform during its regular open outcry trading hours, beginning on September 4 for trade date September 5.  The contracts will trade side by side in conjunction with NYMEX trading floor hours, and they will be fungible with the floor-traded NYMEX energy contracts.

The contracts include the NYMEX crude oil (CL), natural gas (NG), heating oil (HO) and gasoline (HU, RB) futures contracts.  The contracts on CME Globex will be listed for the full curve, or all months corresponding with the underlying full-sized futures contract and will be available for trading from 6:00 PM ET Sundays through 5:15 PM ET Fridays, with a 45-minute break each day between 5:15 PM ET and 6:00 PM ET.

Details regarding the competitive fee structure will be provided prior to the September 4 launch.

NYMEX launched financially settled, standard-sized and NYMEX miNYTM energy futures contracts for trading on CME Globex on June 12.  Access to electronic trading of NYMEX products is available virtually 24 hours a day on CME Globex.

For more information, visit www.nymexoncmeglobex.com.

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NYMEX Forward-Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: our determination not, or difficulties, delays or unanticipated costs in our ability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. The Company assumes no obligation to update or supplement our forward-looking statements.